Exhibit 10.1

BUNGE MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS BUNGE MEMBERSHIP INTEREST PURCHASE AGREEMENT, is effective as of the 31st day of December 2019 (the “Agreement”), by and between Southwest Iowa Renewable Energy, LLC, an Iowa limited liability Company (the “Company”) and Bunge North America, Inc., a New York corporation (the “Unitholder”) (each a “Party,” and together, the “Parties”).

RECITALS

WHEREAS, Unitholder currently owns 3,334 Series B membership units in Company (the “Units”);

WHEREAS, the Company desires to repurchase, and Unitholder desires to sell, the Units; and

WHEREAS, accordingly, Company is hereby purchasing the Units from Unitholder pursuant to the terms set forth herein.

NOW, THEREFORE, in consideration of the recitals set forth above, the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.          Repurchase of Units; Closing Agreements. Subject to the terms and conditions set forth herein, Unitholder hereby sells and transfers to Company, and Company purchases from Unitholder, free and clear of all liens and encumbrances, all of the Units for the total of Eighteen Million Three Thousand Six Hundred Dollars ($18,003,600), which is the purchase price of Five Thousand Four Hundred Dollars ($5,400) per Unit multiplied by Unitholder’s 3,334 Series B membership Units (the “Purchase Price”). Simultaneous with the execution hereof:

(a)          Company shall deliver the Purchase Price to Unitholder in immediately available funds via wire transfer to the bank account of the Unitholder as set forth on Schedule I hereto;

(b)          The Parties shall execute and deliver a Termination Agreement by and between the Parties dated on or about the date hereof, substantially in the form of Exhibit 1(b) to this Agreement (the “Termination Agreement”);

(c)          The Parties shall execute and deliver the Second Amended and Restated Ethanol Purchase Agreement dated on or above the date hereof, substantially in the form of Exhibit 1(c) to this Agreement;

(d)         Company shall deliver to Unitholder a certificate of officers or authorized signatories of Company with respect to the incumbency and authorization of each officer or authorized signatory executing this Agreement to enter into this Agreement and consummate the transactions contemplated hereby in the form of Exhibit 1(d) hereto;

(e)          Unitholder shall commit to deliver to Company for cancellation Certificate No. 934 for 3,334 Series B membership Units during the first full business week of January 2020;

(f)          Unitholder shall deliver to Company a power of attorney with respect to transfer of the Units in the form of Exhibit 1(f) hereto;

(g)         Unitholder shall deliver, or cause to be delivered, to Company a certificate of officers or authorized signatories of Unitholder with respect to the incumbency and authorization of each officer or authorized signatory executing this Agreement to enter into this Agreement and consummate the transactions contemplated hereby in the form of Exhibit 1(g) hereto.

2.           Acknowledgment. Unitholder acknowledges and agrees that upon the execution of this Agreement, Unitholder shall no longer hold any right, title, or interest in the Units.

3.           Representations and Warranties. Each Party represents and warrants that:

(a)          it is duly organized and in good standing under the laws of the jurisdiction of its organization and has full capacity and right to enter into and perform its obligations under this Agreement, and all necessary authority has been obtained;

(b)          this Agreement constitutes its legal, valid and binding obligation enforceable in accordance with its terms; and

(c)          neither the performance of its obligations hereunder nor the consummation of any transaction under this Agreement will violate or conflict with its organizational documents or any material agreement binding on such Party.

4.           Unitholder’s Representations and Warranties. Unitholder represents and warrants to Company as follows:

(a)         Units. Unitholder is the sole owner of the Units. Unitholder has the absolute right and power to sell and transfer the Units to Company. Other than Company’s Operating Agreement in effect immediately prior to the date hereof, there are no restrictions against transfer, or arrangements of any kind with respect to the Units or transfer of the Units.

(b)         No Litigation. There are no actions, suits, proceedings or investigations pending against Unitholder (nor has Unitholder received written notice of any threat thereof) that would challenge or prevent the consummation of the transactions contemplated by this Agreement or that question Unitholder’s title to the Units. Unitholder is not a party or expressly subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality that would challenge or prevent the consummation of the transaction which is the subject of this Agreement.

(c)          Tax Matters. In making the decision to sell the Units, Unitholder has consulted with its own tax advisors regarding the transactions contemplated by this Agreement.

5.          Transition Provisions.

(a)         The Company is a party to the following agreements, all dated on or about December 5, 2014, by and between the Company and Unitholder: (i) the Amended and Restated Feedstock Agency Agreement (the “Feedstock Agreement”), (ii) the Amended and Restated Distiller’s Grain Purchase Agreement (the “Distiller’s Grain Purchase Agreement”), and (iii) the Services Agreement Regarding Corn Purchases (the “Services Agreement,” and together with the Feedstock Agreement and the Distiller’s Grain Purchase Agreement, the “Bunge Agreements”). The Parties shall not make, and will not be obligated to fulfill, any purchases or sales under the Bunge Agreements that are not under contract by the Company’s close of business on December 31, 2019 (the “Cut-Off Time”). The Bunge Agreements shall terminate in accordance with the provisions of the Termination Agreement. All purchases or sales under the Bunge Agreements that are under contract by the Cut-Off Time (and all other previously incurred obligations under the Bunge Agreements) will be honored by the Parties in accordance with the terms of such purchase and sale contracts and the applicable terms of the Bunge Agreements until fulfilled.

(b)         After the date hereof, the Unitholder shall provide to or on behalf of the Company with regard to the Bunge Agreements each of those services (the “Transition Services”) as set forth in Exhibit 5(b) (the “Service Schedule”) during the period of time specified in the Service Schedule.

6.        Employees of Unitholder. Following the execution of this Agreement, Kristan Barta and Mack Wolford may become employees of the Company, as determined by, and on terms agreeable to, the Company in its sole and absolute discretion (the “Transitioned Employees”). To the extent that the Company is unable to complete the process of transitioning the Transitioned Employees by the Cut-Off Time, the Transitioned Employees will remain employees of the Unitholder until the Company’s retention process is completed, for a period of not to exceed 30 days, and the Company will reimburse the Unitholder for the Transitioned Employee’s cash compensation for such period.

7.         Release. Each of Unitholder and Company does hereby RELEASE AND FOREVER DISCHARGE the other Party and its predecessors, successors, assigns, officers, agents, employees, representatives, partners, directors, servants, officers, parents, affiliates and attorneys and all persons or entities which might be liable from any and all actions, causes of action, claims, demands, damages, costs, expenses and compensation arising out of any event, known or unknown, related to Unitholder’s ownership of the Units occurring prior to and including the date of this Agreement.

8.          Miscellaneous Provisions.

(a)          Survival. The representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the closing of the purchase of the Units.

(b)          Governing Law. This Agreement shall be governed by and construed under the laws of the State of Iowa as applied to agreements among Iowa residents entered into and to be performed entirely within Iowa.

(c)           Benefit. This Agreement shall be binding upon, and inure, to the benefit of the Parties hereto and their respective legal representatives, successors, and permitted assigns.

(d)          Assignment. This Agreement and the rights and obligations hereunder shall bind and inure to the benefit of the respective successors by operation of law and assigns of the Parties.

(e)         Counterparts. This Agreement may be executed simultaneously  via electronic transmission, or otherwise in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each Party and delivered to the others.

(f)          Actions Necessary to Complete Transaction. Each Party hereby agrees to execute and deliver all such other documents or instruments and to take any actions as may be reasonably required in order to effectuate the transactions contemplated by this Agreement.

(g)          Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof. There are no other restrictions, promises, representations, warranties, covenants or undertakings. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof and may not be revised or amended in any respect without a written agreement signed by the Parties hereto.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

Company:	Southwest Iowa Renewable Energy, LLC

	By	/s/ Karol King
Name: Karol King
Title: Chairman of the Board

Unitholder:	Bunge North America, Inc.

	By	/s/ Brett Caplice
	Name:	Brett Caplice
	Title:	Vice President

Schedule I

Unitholder Wire Transfer Directions

Exhibit 1(b)

Termination Agreement

(attached)

Exhibit 1(c)

Second Amended and Restated Ethanol Purchase Agreement

(attached)

Exhibit 1(e)

Company Incumbency Certificate

(attached)

Exhibit 1(f)

Unit Power of Attorney

(attached)

Exhibit 1(g)

Unitholder Incumbency Certificate

(attached)

Exhibit 5(b)

Transition Services

The Unitholder will provide reasonable assistance transitioning business functions and access to people/processes/know-how for the Company. Examples of assistance required by the Company include, but are not limited to:

•	Close out of purchase and sale contracts under the Bunge Agreements

•	Assistance to the Company in acquiring and maintaining feed licenses in all relevant states

•	Advice and assistance in developing accounting process/system for feed tonnage taxes that vary from state to state

•	Process needed for credit checks/approvals

•	Transferring freight vendor list to SIRE and verifying appropriate insurance is in place

•	Accounts receivable set-up

Unless extended, the Transition Services will terminate on March 31, 2020.